Exhibit 99.1

                            [LOGO OF LITHIUM CORP.]

                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE                                                OTCBB: LTUM

               LITHIUM CORPORATION STAKES FISH LAKE VALLEY CLAIMS

RENO, NV - Mar 12, 2013 -Lithium Corporation (OTCBB: LTUM) (the "Company", or "Lithco") is pleased to announce that it has staked strategically-located claims at its Fish Lake Valley property in Esmeralda County, Nevada.

The Company became aware several months ago that certain claims held by a third party in the area of Lithium Corporation's most recent exploration work at Fish Lake Valley had been allowed to lapse, and the Company immediately took steps to acquire a block of 320 acres through staking. These claims have long been considered critical to the Company's efforts at Fish Lake Valley. This is confirmed by the late 2012 drill program, which outlined the open-ended subsurface lithium/boron/potassium anomaly that trends into this newly acquired ground.

The Company intends to drill more in Fish Lake Valley, once surface conditions improve later in 2013. In addition to the Fish Lake Valley prospect, Lithium Corporation is actively exploring its San Emidio property, and continues to generate and evaluate other exploration prospects.

The Company has decided to terminate its efforts with respect to becoming a reporting issuer in Canada, and will not seek a listing on any Canadian exchange, until such time as market conditions improve in Canada.

For further  information  please  contact Andy Dewey at Lithium  Corporation  at
(775) 410-2206 or via email at info@lithiumcorporation.com

About Lithium Corporation

Lithium Corporation is an exploration company based in Nevada devoted to the exploration for new lithium resources within the Great Basin. The Company explores and develops potentially economic lithium-enriched brine fields, with an eye to becoming a long-term producer of this increasingly strategic and economically important commodity.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, exploration and development of our mineral properties, specifically in regards to any future drilling programs.
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Actual  results  could  differ  from  those  projected  in  any  forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of minerals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the
reasons  why  actual   results   could  differ  from  those   projected  in  the
forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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